 Exhibit (a)(1)(A)
QIWI PLC
Offer to Purchase for Cash
by
Dalliance Services Company of
Up to $25.0 million in value of Class B ordinary shares
(including Class B ordinary shares represented by ADSs) of QIWI PLC at a Purchase Price not less than $2.20
nor greater than $2.70 per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 3, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).
Dalliance Services Company, a corporation incorporated under the laws of the Marshall Islands, and wholly owned by Sergey Solonin, the Company’s largest shareholder and chairman of the Company’s board of directors (the “Offeror”), invites the stockholders of QIWI PLC, a company formed under the laws of Cyprus (the “Company”) to tender up to $25.0 million in value of the Company’s Class B ordinary shares having a nominal value EUR 0.0005 per share (each, a “Share,” and collectively, the “Shares”) and the Company’s Shares represented by American Depositary Shares, each representing a Share (each an “ADS” and collectively, the “ADSs”), for purchase by the Offeror in cash at a price calculated as described herein that is not less than $2.20 and not greater than $2.70 per Share (including Shares represented by ADSs), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”).
Promptly following the Expiration Time, the Offeror will, upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tenders described in the Offer, determine a single price per Share (including Shares represented by ADSs) (the “Purchase Price”), which will be not less than $2.20 and not greater than $2.70 per Share (the “Price Range”), that the Offeror will pay for Shares (including Shares represented by ADSs) purchased in the Offer. The Purchase Price will be the lowest price per Share (including Shares represented by ADSs) of not less than $2.20 and not greater than $2.70 that will enable the Offeror to purchase Shares (including Shares represented by ADSs) validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to $25.0 million. Only Shares (including Shares represented by ADSs) validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. The Offeror will not purchase any Shares (including Shares represented by ADSs) tendered in excess of the Purchase Price. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price that is less than or equal to $25.0 million are validly tendered and not validly withdrawn, the Offeror will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction or waiver of the conditions to the Offer. Because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares (including Shares represented by ADSs) tendered at or below the Purchase Price may not be purchased if Shares (including Shares represented by ADSs) are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $25.0 million.
The Offeror also expressly reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of the Shares (including Shares represented by ADSs) sought in the Offer, subject to applicable law. See Sections 1 and 15. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that Shares (including Shares represented by ADSs) are validly tendered at or below the Purchase Price having an aggregate purchase price of more than

$25.0 million, the Offeror may exercise its right to purchase up to an additional 2% of the outstanding Shares without extending the Expiration Time.
At the maximum Purchase Price of $2.70 per Share (including Shares represented by ADSs), the Offeror could purchase 9,259,259 Shares (including Shares represented by ADSs) if the Offer is fully subscribed, which would represent approximately 17.7% of the Company’s issued and outstanding Shares as of April 29, 2022. At the minimum Purchase Price of $2.20 per Share, the Offeror could purchase 11,363,636 Shares (including Shares represented by ADSs) if the Offer is fully subscribed, which would represent approximately 21.7% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022 do not include (i) Shares issuable upon exercise of existing stock options and settlement of existing restricted stock units (“RSUs”) or (ii) Shares that are reserved for future issuance under the Company’s employee equity plans.
The Offeror expects to fund the purchase of Shares (including Shares represented by ADSs) in the Offer and to pay the fees and expenses in connection with the Offer with available cash. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Sections 2, 7 and 9.
The ADS are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “QIWI.” On February 28, 2022, trading in the Company’s ADSs on Nasdaq was halted and the last reported sale price of the Company’s ADSs on Nasdaq was $5.67 per Share (the “Halted Price”). The Offeror has no indication that trading of the ADSs will resume on Nasdaq. See Section 8.
None of the Offeror, the Depositary (as defined herein), or the Information Agent (as defined herein) makes any recommendation as to whether you should tender or refrain from tendering your Shares or Shares represented by ADSs or as to the price or prices at which you should tender your Shares or Shares represented by ADSs. The Offeror has not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares or Shares represented by ADSs and, if so, how many Shares or Shares represented by ADSs to tender and the price or prices at which you may choose to tender your Shares or Shares represented by ADSs.
Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
You may direct questions and requests for assistance to Alliance Advisors, LLC, which is acting as the Information Agent for the Offer (“Alliance Advisors” or the “Information Agent”). Their respective addresses and telephone numbers appear on the back cover of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal to the Information Agent.
The Information Agent for the Offer is:
Alliance Advisors, LLC
Offer to Purchase, dated July 7, 2022

IMPORTANT
You should read the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal carefully, including the purpose and effects of the Offer. See Section 2. The Company’s directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. See Section 11. You should discuss whether to tender your Shares or ADSs with your broker and/or financial or tax advisor.
If you wish to tender all or any portion of your Shares or Shares represented by ADSs pursuant to the Offer, you must do one of the following before the Offer expires:
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if you hold Shares or Shares represented by ADSs in your own name, follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with any required signature guarantees and any other documents required by the Letter of Transmittal, to Pacific Stock Transfer Company, the Depositary for the Offer (the “Depositary”);

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if your Shares or Shares represented by ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each a “nominee”), you must contact the nominee and request that the nominee tender your Shares or Shares represented by ADSs for you;

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if you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Shares or Shares represented by ADSs according to the procedure for book-entry transfer described in Section 3;

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if you are a holder of vested but unexercised stock options outstanding under the Company’s 2012 Employee Stock Option Plan or the 2019 Employee Stock Option Plan (together, the “Equity Plans”), you may, subject to the requirements of the Equity Plans and your award agreement, exercise such options and tender some or all of the Shares or Shares represented by ADSs issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such Shares or Shares represented by ADSs in the Offer. Exercises of options cannot be revoked even if some or all of the Shares or Shares represented by ADSs received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason (see Sections 3 and 11); or

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if you are a holder of restricted stock units (“RSUs”) outstanding under the Employee Restricted Stock Units Plan (the “RSU Plan”) you may tender the Shares or Shares represented by ADSs underlying such RSUs only if they have vested and you have received the underlying Shares or Shares represented by ADSs free of restrictions on the transfer of such Shares or Shares represented by ADSs.

Beneficial owners of Shares or Shares represented by ADSs should be aware that their nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares or Shares represented by ADSs through a nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
In addition, if you wish to maximize the likelihood that your Shares or Shares represented by ADSs will be purchased by the Offeror, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under the Offer.” If you agree to accept the Purchase Price determined in the Offer, your Shares or Shares represented by ADSs will be deemed to be tendered at $2.20 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Purchase Price that is to be paid for all purchased Shares or Shares represented by ADSs in the Offer and could result in your Shares or Shares represented by ADSs being purchased at the minimum price of $2.20 per Share. The lower end of the price range for the Offer is below the Halted Price. See Section 3.
THE OFFEROR, THE DEPOSITARY AND THE INFORMATION AGENT ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE OFFEROR BECOMES AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES WHERE THE MAKING OF THE OFFER OR

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THE ACCEPTANCE OF SHARES OR SHARES REPRESENTED BY ADSs PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH ANY APPLICABLE LAW, IT WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER A GOOD FAITH EFFORT, IT CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, THE HOLDERS OF SHARES RESIDING IN THAT JURISDICTION.
THE OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, OR BY USE OF THE MAILS OF, OR BY OTHER MEANS (INCLUDING, WITHOUT LIMITATION, FACSIMILE TRANSMISSION, EMAIL, TELEX AND TELEPHONE), OR VIA ANY FACILITIES OF A NATIONAL SECURITIES EXCHANGE OF THE RUSSIAN FEDERATION, THE EUROPEAN UNION, AUSTRALIA, CANADA, JAPAN OR ANY OTHER JURISDICTION WHERE THE MAKING OF THIS OFFER TO PURCHASE INTO OR INSIDE SUCH JURISDICTION WOULD CONSTITUTE VIOLATION OF THE LAWS OF SUCH JURISDICTION. NO PERSONS OR ENTITIES SUBJECT TO SANCTIONS (AS DEFINED HEREIN) WILL BE ELIGIBLE TO PARTICIPATE IN THIS OFFER. COPIES OF THIS OFFER TO PURCHASE ARE NOT BEING AND MUST NOT BE MAILED OR OTHERWISE DISTRIBUTED OR SENT IN OR INTO ANY SUCH JURISDICTION, INCLUDING TO SHAREHOLDERS WITH REGISTERED ADDRESSES IN THESE JURISDICTIONS OR TO PERSONS WHOM THE OFFEROR OR THE INFORMATION AGENT KNOW TO BE TRUSTEES, NOMINEES OR CUSTODIANS HOLDING COMMON STOCK FOR SUCH PERSONS.
THE OFFEROR HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THEIR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR ADSs OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES OR ADSs IN THE OFFER. THE OFFEROR HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN), IN THE RELATED LETTERS OF TRANSMITTAL OR IN THE OTHER OFFER MATERIALS. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF OR THE DATE OF THE INFORMATION INCORPORATED BY REFERENCE HEREIN, AS APPLICABLE. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE OFFEROR, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET
This summary term sheet is being provided for your convenience. In this Offer to Purchase, the term the “Company” refers to QIWI PLC, a company formed under the laws of Cyprus. The term the “Offeror,” “we” and “us” to refer collectively to Dalliance Services Company, a corporation incorporated under the laws of the Marshall Islands, and wholly owned by Sergey Solonin, the Company’s largest shareholder and chairman of the Company’s board of directors (the “Board”). We refer to the Company’s Class B ordinary shares, having a nominal value EUR 0.0005 per share, as each, a “Share,” and collectively, the “Shares,” and the Company’s American Depositary Shares, each representing a Share (each an “ADS” and collectively, the “ADSs”) This summary term sheet highlights only certain information contained in this Offer to Purchase. We urge you to read the entire Offer to Purchase (including the documents incorporated by reference herein) and the related Letters of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”) because they contain the full details of the Offer. In this summary term sheet we have included references to the sections of this document where you will find a more complete discussion of the terms of the Offer.
Who is offering to purchase my Shares (including Shares represented by ADSs)?
Dalliance Services Company, a corporation incorporated under the laws of the Marshall Islands, and wholly owned by Sergey Solonin, the Company’s largest shareholder and chairman of the Board.
How many Shares (including Shares represented by ADSs)is the Offeror offering to purchase?
Upon the terms and subject to the conditions of the Offer, we are offering to purchase, at the Purchase Price (as defined herein), Shares (including Shares represented by ADSs) validly tendered in the Offer and not validly withdrawn, up to a maximum aggregate purchase price of $25.0 million. Because the Purchase Price will only be determined after the Expiration Time, the number of Shares (including Shares represented by ADSs) that will be purchased will not be known until after that time. See Sections 1 and 2.
At the maximum Purchase Price of $2.70 per Share, we could purchase 9,259,259 Shares (including Shares represented by ADSs), with the ability in accordance with the rules of the Securities and Exchange Commission (the “SEC”) to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares, if the Offer is fully subscribed, which would represent approximately 17.7% of the Company’s issued and outstanding Shares as of April 29, 2022. At the minimum Purchase Price of $2.20 per Share, we could purchase 11,363,636 Shares (including Shares represented by ADSs), with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares, if the Offer is fully subscribed, which would represent approximately 21.7% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022 do not include (i) Shares issuable upon exercise of existing stock options and settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plans or the RSU Plan.
In addition, in the event that Shares are validly tendered at or below the Purchase Price having an aggregate purchase price of more than $25.0 million, we may exercise our right to purchase up to an additional 2% of the Company’s outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of the Shares sought in the Offer, subject to applicable law. See Sections 1 and 15.
The Offer is not conditioned on any minimum number of Shares (including Shares represented by ADSs) being tendered by stockholders, but is subject to certain other conditions. See Sections 7 and 9.
What is the purpose of the Offer?
On February 28, 2022, Nasdaq halted trading in the Company’s ADSs, significantly reducing the ability for stockholders of the Company to sell their Shares represented by ADSs. Mr. Solonin, the Company’s controlling shareholder and chairman of the Board, through the Offeror, a solely owned entity of Mr. Solonin, has decided to provide liquidity to the Company’s stockholders through a tender offer to repurchase the Shares and Shares represented by ADSs. Mr. Solonin intends to hold the Shares acquired through the tender offer for investment purposes. The Offeror believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all Company stockholders with the opportunity to tender all or a portion of their Shares if they so elect at a price they may select within the specified range. See Section 2.
Will Nasdaq’s trading halt of the Company’s ADSs limit my ability to participate in the Offer?
No. The Nasdaq trading halt of the ADSs will not limit your ability to participate in the Offer if you follow the procedures set forth herein for tendering your Shares and the Shares represented by ADSs. You may contact the Information Agent for the Offer for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
What will the Purchase Price for the Shares be and what will be the form of payment?
We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price (in increments of $0.10) within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $2.20 to $2.70 per Share. The purchase price (the “Purchase Price”) will be the lowest price at which, based on the number of Shares (including Shares represented by ADSs) tendered and the prices specified by the tendering stockholders, we can purchase up to $25.0 million in value of Shares (including Shares represented by ADSs), or such lesser number of Shares (including Shares represented by ADSs) as are validly tendered and not validly withdrawn. All Shares (including Shares represented by ADSs) we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares (including Shares represented by ADSs) tendered at a price above the Purchase Price. We will determine the Purchase Price for tendered Shares (including Shares represented by ADSs) promptly after the Offer expires. If your Shares (including Shares represented by ADSs) are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.
If you wish to maximize the likelihood that your Shares or Shares represented by ADSs will be purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Purchase Price, your Shares (including Shares represented by ADSs) will be deemed to have been tendered at $2.20 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Purchase Price that is to be paid for all purchased Shares (including Shares represented by ADSs) and could result in your Shares (including Shares represented by ADSs) being purchased at $2.20 per Share, less any applicable withholding taxes and without interest, a price that is below the Halted Price of $5.67 after being halted on Nasdaq on February 28, 2022. See Section 1.
How many Shares (including Shares represented by ADSs) will the Offeror purchase in the Offer?
We are offering to purchase up to $25.0 million in value of Shares (including Shares represented by ADSs). If, based on the Purchase Price we determine, more than $25.0 million in value of Shares (including Shares represented by ADSs) are validly tendered and not validly withdrawn, we will purchase all Shares (including Shares represented by ADSs) tendered at or below the Purchase Price on a pro rata basis, except for “odd lots” (of less than 100 Shares), which we will purchase on a priority basis (though tenders of less than all of the Shares (including Shares represented by ADSs) owned by an Odd Lot Holder (as defined herein) will not qualify for this priority), and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). At the maximum Purchase Price of $2.70 per Share, we could purchase 9,259,259 Shares and Shares represented by ADSs (with the ability in accordance with the rules of the Securities and Exchange Commission (the “SEC”) to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 17.7% of the Company’s issued and outstanding Shares as of April 29, 2022. At the minimum Purchase Price of $2.20 per Share, we could purchase 11,363,636 Shares including Shares represented by ADSs (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 21.7% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022 do not include (i) Shares issuable upon exercise of existing stock options and settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plans or the RSU Plan. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions. See Sections 1, 6 and 7.
In addition, in the event that Shares (including Shares represented by ADSs) are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $25.0 million, we may exercise our right to purchase up to an additional 2% of the Company’s outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of the Shares (including Shares represented by ADSs) sought in the Offer, subject to applicable law. See Sections 1 and 15.
How will the Offeror pay for the Shares?
The maximum aggregate purchase price of Shares repurchased in the Offer will be $25.0 million. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer from available cash.
How do I tender my Shares?
If you want to tender all or part of your Shares or Shares represented by ADSs, you must do one of the following before the applicable deadline set forth below:
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if you hold Shares or ADSs in your own name, you must follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions contained therein and deliver it, along with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary;

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if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your Shares or Shares represented by ADSs for you;

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if you are an institution participating in DTC, you must tender your Shares or Shares represented by ADSs according to the procedure for book-entry transfer described in Section 3;

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if you are a holder of vested but unexercised stock options outstanding under the Company’s Equity Plans, you may, subject to the requirements of the Equity Plans and your award agreement, exercise such options and tender some or all of the Shares or ADSs issued pursuant to such exercise in the Offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares or ADSs received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason (see Sections 3 and 11); or

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if you are a holder of RSUs outstanding under the RSU Plan, you may tender the Shares underlying such RSUs only if they have vested and you have received the underlying Shares or ADSs free of restrictions on the transfer of such Shares or ADSs.

You may contact the Information Agent for the Offer for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested but unexercised stock options for Shares participate in the Offer?
Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the requirements of the Equity Plans and your award agreement, and tender the Shares received pursuant to such exercise in accordance with the Offer. You should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases described in Section 1 and other considerations you may consider to be relevant. We strongly encourage optionholders to discuss the Offer with their broker and/or financial or tax advisor.
If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to allow yourself adequate time to validly tender the Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.
May holders of RSUs participate in the Offer?
Holders of RSUs outstanding under the RSU Plan may not tender the Shares underlying such RSUs in the Offer unless and until the applicable RSUs have vested and the holder thereof has received the underlying Shares or ADSs free of restrictions on the transfer of such Shares or ADSs. See Section 3.
How long do I have to tender my Shares or Shares represented by ADSs and can the Offer be extended, amended or terminated?
You may tender your Shares and Share represented by ADSs until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on August 3, 2022, unless we extend it (such date and time, as it may be extended, the “Expiration Time”). See Section 1. If a nominee holds your Shares or Shares represented by ADSs, it is likely that it will require you to meet an earlier deadline for tendering into the Offer. We recommend that beneficial owners holding Shares or Shares represented by ADSs through nominees and wishing to participate in the Offer contact such nominees as soon as possible in order to determine the times by which such beneficial owners must take action in order to participate in the Offer. See Section 3.
We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance for payment of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend the Offer in our sole discretion or terminate the Offer in our reasonable discretion if one or more of the specified conditions to the Offer are not met prior to the Expiration Time, in each case subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). If (1) we (a) make any change to the purchase price range at which we are offering to purchase Shares (including Shares represented by ADSs) in the Offer, (b) decrease the aggregate purchase price limit and thereby decrease the number of Shares (including Shares represented by ADSs) purchasable in the Offer, or (c) increase the aggregate purchase price limit and thereby increase the number of Shares (including Shares represented by ADSs) purchasable in the Offer by more than 2% of the Company’s outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in Section 15, the Offer will be extended until the expiration of such ten business day period. See Sections 7 and 15.
How will I be notified if the Offeror extends the Offer, amends the terms of the Offer or terminates the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new expiration time by 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Time. We will announce any amendment of the terms of the Offer or termination of the Offer by making a public announcement of the amendment or termination. See Section 15. If we extend the Offer, you may withdraw your Shares (including Shares represented by ADSs) until the Expiration Time, as extended. See Section 4.
Are there any conditions to the Offer?
Yes. Our obligation to accept for payment and pay for your tendered Shares (including Shares represented by ADSs) depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, prior to the Expiration Time. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares (including Shares represented by ADSs) tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares(including Shares represented by ADSs) tendered, subject to applicable law, if, at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events have occurred:
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there has been instituted, threatened, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:

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challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares (including Shares represented by ADSs) pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

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seeks to make the purchase of, or payment of, some or all of the Shares (including Shares represented by ADSs) pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares (including Shares represented by ADSs);

•
materially impairs the contemplated benefits of the Offer to us; or

•
could be expected to materially and adversely affect the Company’s or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in our reasonable judgment, be expected to materially and adversely affect the Company or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of the Company’s or its subsidiaries’ business, including, but not limited to, the following:

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or material escalation, on or after July 7, 2022, of war, armed hostilities or other international or national calamity, including, but not limited to, an escalation of hostilities between the Russian Federation and Ukraine or any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after July 7, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the Offer) or an act of terrorism, directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
any decrease of more than 10% in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or

the Standard & Poor’s 500 Composite Index measured from the close of trading on July 7, 2022, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of the Company, its subsidiaries and its affiliates, or on the trading in the Shares (including Shares represented by ADSs), or on the benefits we expect to receive from the Offer;
•
a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on the Company’s or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Shares(including Shares represented by ADSs), or on the benefits we expect to receive from the Offer; or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
there has been any legislation amending the Internal Revenue Code of 1986, as amended, that has passed either the U.S. House of Representatives or the Senate or otherwise is pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect the Company’s or any of its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of the Company’s or its subsidiaries’ business;

•
a tender or exchange offer for any or all of the Shares and Shares represented by ADSs (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of its subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or the Company has entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•
we learn that:

•
any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 7, 2022);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 7, 2022 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of the outstanding Shares;

•
any new group has been formed that beneficially owns more than 5% of the outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any Shares, or has made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of its respective assets or securities;

•
any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of the Company’s subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares (including Shares represented by ADSs) thereunder;

•
could be expected to prohibit, restrict or delay consummation of the Offer; or

•
otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of the Company or its subsidiaries;

•
any change or changes have occurred or are threatened in the Company’s or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on the Company or its subsidiaries, or on the trading in the Shares or the ADSs, or on the benefits we expect to receive from the Offer; or

•
we shall have determined that the consummation of the Offer and the purchase of the Shares (including Shares represented by ADSs) may cause the ADSs to be delisted from Nasdaq or eligible for deregistration under the Exchange Act or beneficially owned by fewer than 300 persons.

If any of the conditions referred to above is not satisfied, we may:
•
terminate the Offer and return all tendered Shares (including Shares represented by ADSs) to the tendering stockholders;

•
extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares (including Shares represented by ADSs) until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase Shares (including Shares represented by ADSs) properly tendered and not properly withdrawn prior to the Expiration Time; or

•
delay acceptance for payment or payment for Shares (including Shares represented by ADSs), subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares (including Shares represented by ADSs) tendered promptly after termination or withdrawal of the Offer.

The conditions referred to above may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time, subject to applicable law. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.
In addition, we will not purchase any Shares or Shares represented by ADS from stockholders of the Company that are currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the European Union, Her Majesty’s Treasury (collectively, “Sanctions”). Nor will any entity subject to Sanctions be eligible to participate in the tender offer whether acting as a shareholder, securities intermediary, participant in DTC (or another securities depositary or clearinghouse) or otherwise.
Is the Offeror or the Company the subject or target of Sanctions?
No. None of the Offeror, its sole shareholder Sergey Solonin, or the Company is the subject or target of Sanctions.
How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?
As of April 29, 2022, the Company had 52,299,453 issued and outstanding Shares, of which 51,979,248 were represented by ADSs. At the maximum Purchase Price of $2.70 per Share, we could purchase 9,259,259 Shares (including Shares represented by ADSs), with the ability in accordance with the rules of the SEC to increase the value of the Shares (including Shares represented by ADSs) purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares, if the Offer is fully subscribed, which would represent approximately 17.7% of the Company’s issued and outstanding Shares as of April 29, 2022. At the minimum Purchase Price of $2.20 per Share, we could purchase 11,363,636 Shares (including Shares represented by ADSs) with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares, if the Offer is fully subscribed, which would represent approximately 21.7% of the Company’s issued and outstanding Shares as of April 29, 2022. The Shares outstanding as of April 29, 2021 do not include (i) Shares issuable upon exercise of existing stock options or settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plans or RSU Plan.
If any of the Company’s stockholders:
•
who hold Shares or ADSs in their own name as holders of record, or

•
who are “registered holders” as participants in the DTC system whose names appear on a security position listing,

tender their Shares or Shares represented by ADSs in full and that tender is accepted in full, the number of the Company’s record holders would be reduced. See Section 2. The Offer is conditioned upon no determination having been made by us that the ADSs may be beneficially owned by fewer than 300 persons following the consummation of the Offer. See Section 7.
Following the Offer, will the Company continue as a public company?
Yes. The completion of the Offer is conditioned upon no determination having been made by us that consummation of the Offer will cause the Company to be delisted from Nasdaq or eligible for deregistration under the Exchange Act or the Shares to be beneficially owned by fewer than 300 persons, which might otherwise result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act.
What happens if more than $25.0 million in value of Shares (including Shares represented by ADSs) are tendered at or below the Purchase Price?
If, based on the Purchase Price, Shares (including Shares represented by ADSs) having an aggregate purchase price in excess of $25.0 million (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, we will purchase Shares (including Shares represented by ADSs) as follows:
•
first, from all holders of “odd lots” of less than 100 Shares who validly tender all of their Shares at prices at or below the Purchase Price determined by us who complete the section entitled “Odd Lots” in the Letter of Transmittal;

•
second, from all other stockholders who validly tender Shares at prices at or below the Purchase Price determined by us, on a pro rata basis (except for stockholders who tendered Shares conditionally for which the condition was not satisfied); and

•
third, only if necessary to permit us to purchase $25.0 million of Shares (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have validly tendered Shares (including Shares represented by ADSs) at prices at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares (including Shares represented by ADSs) are conditionally tendered must have tendered all of their Shares (including Shares represented by ADSs).

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares (including Shares represented by ADSs) that you tender even if you validly tender them a price at or below the Purchase Price. See Section 1 and, for additional information on conditional tenders, see Section 6.

If I own fewer than 100 Shares (including Shares represented by ADSs)and I tender all of my Shares (including Shares represented by ADSs), will I be subject to proration?
Upon the terms and subject to the conditions of the Offer, if you own beneficially or of record fewer than 100 Shares (including Shares represented by ADSs) in the aggregate, validly tender all of these Shares at or below the Purchase Price determined by us, do not withdraw such Shares (including Shares represented by ADSs) before the Offer expires and complete the section entitled “Odd Lots” in the Letter of Transmittal, we will purchase all of your Shares (including Shares represented by ADSs) without subjecting them to the proration procedure. See Section 1.
Once I have tendered Shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any Shares (including Shares represented by ADSs) you have tendered at any time before 12:00 midnight, New York City time, at the end of the day on August 3, 2022, unless we extend the Offer, in which case you can withdraw your Shares (including Shares represented by ADSs) until the expiration of the Offer as extended. If we have not accepted for payment the Shares (including Shares represented by ADSs) you have tendered, you may also withdraw your Shares (including Shares represented by ADSs) at any time after 12:00 midnight, New York City time, at the end of the day on August 3, 2022.
How do I withdraw Shares I previously tendered?
To withdraw tendered Shares (including Shares represented by ADSs), you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares (including Shares represented by ADSs). Your notice of withdrawal must specify your name, the number of Shares or Shares represented by ADSs to be withdrawn and the name of the registered holder of these Shares or Shares represented by ADSs, if different from the name of the person who tendered the Shares or Shares represented by ADSs. Some additional requirements apply if your Shares or Shares represented by ADSs have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares or Shares represented by ADSs by giving instructions to a nominee, you must instruct that nominee to arrange for the withdrawal of your Shares or Shares represented by ADSs.
What will happen to my Shares or Shares represented by ADSs if they are not purchased in the Offer?
The Depositary will return unpurchased Shares or Shares represented by ADSs promptly after the expiration or termination of the Offer by crediting the Shares or Shares represented by ADSs to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, without expense to the stockholder.
Has the Company or its Board adopted a position on the Offer?
The Company and its Board have not expressed any position on the Offer. You must make your own decision as to whether to tender your Shares or Shares represented by ADSs and, if so, how many Shares or Shares represented by ADSs to tender and the price or prices at which you may choose to tender your Shares or Shares represented by ADSs. In so doing, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Are the directors or executive officers of the Company eligible to tender their Shares in the Offer?
The Company’s directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. The consummation of the Offer will increase the proportional beneficial ownership of Mr. Solonin, the chairman of the Company’s Board. See Section 11.
If I decide not to tender, how will the Offer affect my Shares or Shares represented by ADSs?
Stockholders who choose not to tender their Shares or Shares represented by ADSs will continue to hold Shares or Shares represented by ADSs following the completion of Offer. The market for Shares and

Shares represented by ADSs may see a reduction in trading volume and thereby liquidity with increased beneficial ownership of the Shares by Mr. Solonin for as long as he continues to hold the Shares or the Shares represented by ADSs for investment purposes. While Nasdaq halted trading of the ADSs on February 28, 2022 with a Halted Price of $5.67, the Offeror does not have any indication that trading will resume on Nasdaq. Assuming Nasdaq lifts the trading halt, the number of Shares represented by ADSs actively traded on Nasdaq will be reduced as a result of the Offer and such a reduction could negatively impact the trading price of ADSs. A reduction in trading volume on Nasdaq could make selling the ADSs more difficult. See Section 2.
What is the recent market price of my Shares or Shares represented by ADSs?
On February 28, 2022, Nasdaq halted trading of the ADSs with a Halted Price of $5.67. The Offeror has no indication that Nasdaq will lift the trading halt and trading of the ADSs will resume.
How was the price range for the Shares or Shares represented by ADSs determined?
Because Nasdaq halted trading of the ADSs with a Halted Price of $5.67, the Offeror determined the price range of $2.20 to $2.70 per Share (including Shares represented by ADSs) based on a liquidity discount seen in recent market activity for similarly situated issuers of securities with (i) a nexus to the Russian Federation, (ii) securities listed on exchanges outside of the Russian Federation and (iii) similar trading halts or difficulties to that of QIWI in connection with the ongoing hostilities in Ukraine.
When and how will the Offeror pay for the Shares (including the Shares represented by ADSs) I tender?
Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares (including the Shares represented by ADSs) we purchase promptly after expiration of the Offer. We will announce the results of the Offer, including price and information about any expected proration on the business day following the Expiration Time. We will pay for the Shares accepted for payment by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your nominee) the payment for all your Shares accepted for payment. See Section 5.
Does the Offeror intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?
Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any Shares (including the Shares represented by ADSs), other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration of the Offer.
Whether we or our affiliates make additional purchases after the conclusion of the ten-business day period following the Expiration Time will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, the Company’s business and financial performance and situation, the business and market conditions at the time, including the price of the Shares and the ADSs and limitations in the agreements governing the Company’s indebtedness, and such other factors as we or our affiliates may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.
What are the U.S. federal income tax consequences if I tender my Shares?
If you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for your Shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your Shares or Shares represented by the ADSs generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal (or other such form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to the stockholder pursuant to the Offer. See Sections 3 and 14.

We advise you to consult your tax advisor with respect to your particular situation.
Will I have to pay brokerage commissions if I tender my Shares?
If you are the record owner of your Shares or ADSs and you tender your Shares or Shares represented by the ADSs directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your Shares through a nominee and such nominee tenders your Shares or Shares represented by the ADSs on your behalf, that nominee may charge you a fee. You should consult with your nominee to determine whether any charges will apply. See Section 3.
Will I have to pay stock transfer tax if I tender my Shares?
We will pay all stock transfer taxes unless payment is made to, or if Shares or Shares represented by the ADSs not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered Shares or Shares represented by the ADSs are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.
Who do I contact if I have questions?
If you have any questions regarding the Offer, please contact the Information Agent, toll-free at 877-587-1963. Additional contact information for the Information Agent is set forth on the back cover page of this document. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, and other Offer materials from the Information Agent at the telephone number listed above or the address listed on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to the Company’s future plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Forward-looking statements are based on the Company’s stated beliefs as of the date of its most recent Annual Report on Form 20-F, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of the Company’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:
•
The Offeror’s ability to complete the Offer;

•
the price at which the Offeror ultimately determines to purchase Shares (including the Shares represented by the ADSs) in the Offer and the number of Shares and Shares represented by the ADSs tendered in the Offer;

•
the Company’s goals and strategies;

•
the impact of the ongoing geopolitical tensions and conflicts on the macroeconomic environment in the Russian Federation;

•
the impact of the COVID-19 pandemic and related public health measures on the Company’s business, merchants, customers, and employees;

•
the Company’s ability to maintain and grow its payment volumes;

•
the Company’s ability to maintain and grow the size of its physical and virtual distribution network;

•
the Company’s ability to maintain and increase its market share in its key payment market verticals and segments;

•
the Company’s ability to successfully introduce new products and services;

•
the Company’s ability to successfully execute its business strategy, including in respect of ROWI (formerly known as Factoring PLUS, rebranded in 2021) and Flocktory, and its ability to recoup its investments made in such businesses or other projects that it develops from time to time;

•
the Company’s ability to maintain its relationships with its merchants, agents and partners;

•
the Company’s expected growth of QIWI Wallet and alternative methods of payment;

•
the Company’s ability to continue to develop new and attractive products and services;

•
the Company’s future business development, results of operations and financial condition;

•
the Company’s ability to continue to develop new technologies and upgrade its existing technologies;

•
competition in the Company’s industry;

•
the impact of the restrictions imposed on the Company by the CBR in December 7, 2020, in particular with respect to payments to foreign merchants;

•
developments in the betting industry in the Russian Federation and its regulation;

•
any litigation the Company is involved in;

•
the Company’s projected revenue, profits, earnings and other estimated financial information; and

•
developments in, or changes, to the laws, regulation and governmental policies governing the Company’s business and industry.

Additional information concerning these and other factors can be found in the Company’s filings with the SEC, including the Company’s most recent annual report on Form 20-F, quarterly reports and current reports on Form 6-K. Any forward-looking statement speaks only as of the date on which it is made.

All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein under Section 2, “Purpose of the Offer; Certain Effects of the Offer” and in the “Risk Factors” section of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021.

INTRODUCTION
To the holders of the Company’s Common Stock:
Dalliance Services Company, a corporation incorporated under the laws of the Marshall Islands, and wholly owned by Sergey Solonin, the Company’s largest shareholder and chairman of the Company’s board of directors (the “Offeror,” “we” or “us”) invites stockholders of QIWI PLC, a company formed under the laws of Cyprus (the “Company”), to tender up to $25.0 million in value of the Company’s Class B ordinary shares having a nominal value EUR 0.0005 per share (each, a “Share,” and collectively, the “Shares”) and the Company’s Shares represented by American Depositary Shares, each representing a Share (each an “ADS” and collectively, the “ADSs”), for purchase by the Offeror in cash at a price calculated as described herein that is not less than $2.20 nor greater than $2.70 per Share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in each case as may be amended or supplemented from time to time (collectively, the “Offer”).
Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares (including Shares represented by ADSs) properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares (including Shares represented by ADSs) properly tendered and the prices specified, or deemed specified, by tendering stockholders. This single per Share price (the “Purchase Price”) will be the lowest single purchase price, not less than $2.20 nor greater than $2.70, that would allow us to purchase $25.0 million in value of Shares (including Shares represented by ADSs), or such lower amount equal to the value of the Shares (including Shares represented by ADSs) properly tendered and not properly withdrawn in the event that less than $25.0 million in value of Shares (including Shares represented by ADSs) is properly tendered and not properly withdrawn. We will not purchase any Shares (including Shares represented by ADSs) tendered at prices in excess of the Purchase Price.
We may not purchase all of the Shares (including Shares represented by ADSs) tendered at or below the Purchase Price because of “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if, based on the Purchase Price, Shares (including Shares represented by ADSs) having an aggregate value of $25.0 million or less are properly tendered and not properly withdrawn, we will purchase all Shares (including Shares represented by ADSs) properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. Shares (including Shares represented by ADSs) not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders promptly after the Expiration Time. See Section 1.
We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. See Section 1. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if, based on the Purchase Price, Shares having an aggregate value in excess of $25.0 million are properly tendered and not properly withdrawn, we may increase the value of Shares (including Shares represented by ADSs) purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
If you are a holder of vested options, you may exercise your vested options and tender any of the Shares or Shares represented by ADSs issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Time to receive your Shares or Shares represented by ADSs in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES (INCLUDING SHARES REPRESENTED BY ADSs) BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

NONE OF THE OFFEROR, ALLIANCE ADVISORS LLC. (THE “INFORMATION AGENT”), OR PACIFIC STOCK TRANSFER COMPANY (THE “DEPOSITARY”), OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES (INCLUDING SHARES REPRESENTED BY ADSs) OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES (INCLUDING SHARES REPRESENTED BY ADSs). NEITHER THE OFFEROR, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES (INCLUDING SHARES REPRESENTED BY ADSs) AND, IF SO, HOW MANY SHARES (INCLUDING SHARES REPRESENTED BY ADSs) TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 14.
As of April 29, 2022, the Company had 52,299,453 Shares issued and outstanding including 51,979,248 Shares represented by ADSs. At the maximum Purchase Price of $2.70 per Share, we could purchase 9,259,259 Shares (including Shares represented by ADSs) if the Offer is fully subscribed (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares), which would represent approximately 17.7% of the Company’s issued and outstanding Shares as of April 29, 2022. At the minimum Purchase Price of $2.20 per Share, we could purchase 11,363,636 Shares (including Shares represented by ADSs) if the Offer is fully subscribed (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares), which would represent approximately 21.7% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022 do not include Shares issuable upon exercise of any future stock options or settlement of future restricted stock units (‘‘RSUs’’) under the Company’s 2012 Employee Stock Option Plan and 2019 Employee Stock Option Plan (together, the “Equity Plans”) or Employee Restricted Stock Units Plan Purchase Plan (the “RSU Plan”), respectively. See Section 10.
If, based on the Purchase Price, Shares (including Shares represented by ADSs) having an aggregate value of $25.0 million or less are properly tendered and not properly withdrawn, we will purchase all Shares (including Shares represented by ADSs) tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. The Shares represented by ADSs are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “QIWI.” On February 28, 2022, trading in the Company’s ADSs on Nasdaq was halted and the last reported sale price of the Company’s ADSs on Nasdaq was $5.67 per Share (the “Halted Price”). The Offeror has no indication that trading of the ADSs will resume on Nasdaq. See Section 8 and Section 10.
The Company’s principal executive office is located at Kennedy 12, Kennedy Business Centre, 2nd floor P.C. 1087, Nicosia, Cyprus and its telephone number is 357 2265-3390.

THE OFFER
1.
Number of Shares; Purchase Price; Proration

General.   Upon the terms and subject to the conditions of the Offer, we will purchase in cash up to $25.0 million in value of Shares, or if a lesser amount of Shares is validly tendered and not validly withdrawn, all Shares that are validly tendered and not validly withdrawn, at a price not less than $2.20 nor greater than $2.70 per Share, less any applicable withholding taxes and without interest. We will not purchase any Shares at a price in excess of the Purchase Price.
The term “Expiration Time” means 12:00 midnight, New York City time, at the end of the day on August 3, 2022, unless we extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.
If we:
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change the price range offered to be paid for Shares (including Shares represented by ADSs);

•
increase the aggregate purchase price limit and thereby increase the number of Shares (including Shares represented by ADSs) purchasable in the Offer and such increase in the number of Shares being sought exceeds 2% of the Company’s outstanding Shares; or

•
decrease the aggregate purchase price limit and thereby decrease the number of Shares (including Shares represented by ADSs) purchasable in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such change, increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
The Offer is not conditioned upon any minimum number of Shares (including Shares represented by ADSs) being tendered. The Offer is subject to other conditions. See Section 7.
In accordance with Instruction 5 to the Letter of Transmittal, stockholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares (including Shares represented by ADSs) to us at the Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $2.20, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not less than $2.20 nor greater than $2.70 per Share, at which they are willing to sell their Shares (including Shares represented by ADSs) to us under the Offer. In the event that a stockholder specifies such a purchase price or purchase prices that exceeds the Purchase Price, we will not purchase the Shares (including Shares represented by ADSs) of such stockholder. Prices may be specified in increments of $0.10.
Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tenders described in the Offer, determine a single per Share price that we will pay for Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn pursuant to the Offer, taking into account the number of Shares (including Shares represented by ADSs) tendered and the prices at which they are tendered. We will determine the lowest purchase price specified by tendering stockholders that will allow us to buy Shares (including Shares represented by ADSs) having an aggregate purchase price of up to $25.0 million. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price that is less than or equal to $25.0 million are validly tendered and not validly withdrawn, we will buy all Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn, subject to the satisfaction, in our reasonable judgment, or waiver of the conditions to the Offer prior to the Expiration Time. All Shares (including Shares represented by ADSs) purchased in the Offer will be purchased at the same Purchase Price. If tendering stockholders wish to maximize the likelihood that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered

At Price Determined Under the Offer.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $2.20 per Share, which is the low end of the price range in the Offer.
All Shares we acquire in the Offer will be acquired at the same Purchase Price regardless of whether any stockholder tendered at a lower price. We will purchase only Shares (including Shares represented by ADSs) validly tendered at or below the Purchase Price and not validly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn, even if stockholders tendered at or below the Purchase Price, if, based on the Purchase Price, more than $25.0 million of Shares (including Shares represented by ADSs) are validly tendered and not validly withdrawn. We will return Shares (including Shares represented by ADSs) tendered at prices in excess of the Purchase Price and Shares (including Shares represented by ADSs) that we do not purchase because of the odd lot priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.
If the number of Shares (including Shares represented by ADSs) validly tendered at or below the Purchase Price and not validly withdrawn is less than or equal to $25.0 million of Shares, or such greater number of Shares (including Shares represented by ADSs) as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price and not validly withdrawn.
Priority of Purchases.   Upon the terms and subject to the conditions of the Offer, if, based on the Purchase Price, Shares (including Shares represented by ADSs) having an aggregate purchase price in excess of $25.0 million have been validly tendered at or below the Purchase Price determined by us and not validly withdrawn, we will, subject to applicable law, purchase such Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn on the basis set forth below:
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First, we will purchase all Shares (including Shares represented by ADSs) tendered by any Odd Lot Holder (as defined below) who:

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tenders all Shares (including Shares represented by ADSs) owned beneficially or of record at prices at or below the Purchase Price (tenders of less than all of the Shares (including Shares represented by ADSs) owned by the Odd Lot Holder will not qualify for this preference); and

•
completes the section entitled “Odd Lots” in the Letter of Transmittal;

•
Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares (including Shares represented by ADSs) tendered at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares; and

•
Third, if necessary to permit us to purchase $25.0 million of Shares (including Shares represented by ADSs) at the Purchase Price (or such greater amount as we may elect to pay), Shares and Shares represented by ADSs conditionally tendered at prices at or below the Purchase Price (for which the condition was not initially satisfied) and not withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares (including Shares represented by ADSs) are conditionally tendered must have tendered all of their Shares (including Shares represented by ADSs).

As a result of the foregoing priorities applicable to the purchase of Shares (including Shares represented by ADSs) tendered, it is possible that all of the Shares (including Shares represented by ADSs) that a stockholder tenders in the Offer may not be purchased even if they are tendered a price at or below the Purchase Price determined in the Offer. In addition, if a tender is conditioned upon the purchase of a specified number of Shares (including Shares represented by ADSs), it is possible that none of those Shares will be purchased even if they are tendered at or below the Purchase Price.
Odd Lots.   The term “Odd Lots” means all Shares (including Shares represented by ADSs) validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not withdrawn by any person who owned beneficially or of record a total of fewer than 100 Shares (including Shares represented by ADSs) and so certified in the appropriate place on the Letter of Transmittal (an “Odd Lot Holder”). To qualify for this Odd Lot preference, an Odd Lot Holder must tender all Shares owned by such Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares (including Shares represented by ADSs), even if these holders have separate accounts or Share positions representing fewer than 100 Shares (including Shares represented by ADSs). By tendering in the Offer, an Odd Lot Holder who holds Shares (including Shares represented by ADSs) in the Odd Lot Holder’s name and tenders such Shares (including Shares represented by ADSs) directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of such Odd Lot Holder’s Shares (including Shares represented by ADSs) pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal.
Proration.   If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering Shares (including Shares represented by ADSs), other than Odd Lot Holders, will be based on the ratio of the number of Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn by the stockholder to the total number of Shares (including Shares represented by ADSs) validly tendered and not validly withdrawn by all stockholders, other than Odd Lot Holders, at or below the Purchase Price. The results of any proration will be announced by press release on the business day following the Expiration Time. After the Expiration Time, stockholders may obtain proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 14, “Material U.S. Federal Income Tax Consequences”, the number of Shares (including Shares represented by ADSs) that we will purchase from a stockholder in the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords tendering stockholders the opportunity to designate the order of priority in which Shares (including Shares represented by ADSs) tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. Shares or ADSs underlying existing stock options may not be conditionally tendered without such stock options first being irrevocably exercised and the Shares issued in respect thereof tendered in the Offer.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and ADSs and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. Shareholders of the Company or any other entity subject to Sanctions will not be eligible to tender Shares or Shares represented by ADSs in the Offer.
2.
Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer.   We intend to purchase up to $25.0 million of the Company’s Shares in the Offer. At the maximum Purchase Price of $2.70 per Share, we could purchase 9,259,259 Shares (with the ability in accordance with the rules of the Securities and Exchange Commission (the “SEC”) to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 17.7% of the Company’s issued and outstanding Shares as of April 29, 2022. At the minimum Purchase Price of $2.20 per Share, we could purchase 11,363,636 Shares (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 21.7% of the Company’s issued and outstanding Shares as of April 29, 2022. The Company’s Shares outstanding as of April 29, 2022 do not include (i) Shares issuable upon exercise of existing stock options or settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plan.

On February 28, 2022, Nasdaq halted trading in the Company’s ADSs, significantly reducing the ability for stockholders of the Company to sell their Shares represented by ADSs. Mr. Solonin, the Company’s controlling shareholder and chairman of the Board, through the Offeror, a solely owned entity of Mr. Solonin, has decided to provide liquidity to the Company’s stockholders through a tender offer to repurchase the Shares and Shares represented by ADSs. Mr. Solonin intends to hold the Shares acquired through the tender offer for investment purposes. The Offeror believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all Company stockholders with the opportunity to tender all or a portion of their Shares if they so elect at a price they may select within the specified range.
None of the Offeror, the Depositary (as defined herein), or the Information Agent (as defined herein) makes any recommendation as to whether you should tender or refrain from tendering your Shares or Shares represented by ADSs or as to the price or prices at which you should tender your Shares or Shares represented by ADSs. The Offeror has not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares or Shares represented by ADSs and, if so, how many Shares or Shares represented by ADSs to tender and the price or prices at which you may choose to tender your Shares or Shares represented by ADSs.
Potential Benefits of the Offer.   On February 28, 2022, Nasdaq halted trading in the Company’s ADSs, significantly reducing the ability for stockholders of the Company to sell their Shares represented by ADSs. Mr. Solonin, the Company’s controlling shareholder and chairman of the Board, through the Offeror, a solely owned entity of Mr. Solonin, has decided to provide liquidity to the Company’s stockholders through a tender offer to repurchase the Shares and Shares represented by ADSs. Mr. Solonin intends to hold the Shares acquired through the tender offer for investment purposes. The Offeror believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all Company stockholders with the opportunity to tender all or a portion of their Shares if they so elect at a price they may select within the specified range.
Potential Risks and Disadvantages of the Offer.   The Offer also presents some potential risks and disadvantages to the Company and stockholders who choose not to tender their Shares or Shares represented by ADSs, including the following:
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Stockholders who choose not to tender their Shares or Shares represented by ADSs will continue to hold Shares or Shares represented by ADSs following the completion of Offer. The market for Shares and Shares represented by ADSs may see a reduction in trading volume and thereby liquidity with increased beneficial ownership of the Shares by Mr. Solonin for as long as he continues to hold the Shares or the Shares represented by ADSs for investment purposes. While Nasdaq halted trading of the ADSs on February 28, 2022 with a Halted Price of $5.67, the Offeror has no indication that trading will resume on Nasdaq. Assuming Nasdaq lifts the trading halt, the number of Shares represented by ADSs actively traded on Nasdaq will be reduced as a result of the Offer and such a reduction could negatively impact the trading price of ADSs. A reduction in trading volume on Nasdaq could make selling the ADSs more difficult

•
The consummation of the Offer will increase the percentage of ownership and voting power of the Company held by Mr. Solonin, the Company’s controlling shareholder and chairman of the Board. Mr. Solonin may have interests that are not consistent with stockholders who choose not to tender their Shares and Shares represented by ADSs.

•
Certain stockholders that continue to hold ADSs after the Offer may be dependent on the Offeror or another party to conduct further tender offers in order to sell their ADSs and the Shares represented thereby as long as trading in the ADSs remains halted on Nasdaq.

Certain Effects of the Offer.   Based on the published guidelines of Nasdaq and the conditions of the Offer, we believe that our purchase of up to $25.0 million of Shares (including Shares represented by ADSs) pursuant to the Offer will not result in delisting of the remaining ADSs on Nasdaq. The Shares and the ADSs are registered under the Exchange Act, which requires, among other things, that the Company furnishes certain information to its stockholders and the SEC. We believe that our purchase of Shares (including Shares represented by ADSs) pursuant to the Offer will not result in the Shares or the ADSs becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the ADSs to be delisted from Nasdaq or beneficially owned by fewer than 300 persons. See Section 7.
Stockholders who do not tender may be able to sell their non-tendered Shares and Shares represented by ADSs in the future on Nasdaq, if Nasdaq removes its trading halt on the ADSs of the Company, or otherwise, and may be able to sell their non-tendered Shares and Shares represented by ADSs at a price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell their Shares or Shares represented by ADSs in the future.
Other Plans.   As of the date of the most recent of the Company’s filings with the SEC incorporated by reference herein, the Company has not publicly expressed any plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving it or any of its material subsidiaries;

•
any purchase, sale or transfer of a material amount of its or its subsidiaries’ assets;

•
any material change in its present dividend rate or policy, or indebtedness or capitalization;

•
any material change in its present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to change any material term of the employment contract of any executive officer;

•
any other material change in its corporate structure or business;

•
any class of its equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on Nasdaq;

•
the suspension of its obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company outside of arm’s-length regular way brokered trades in the course of ordinary trading activity or pursuant to previously enacted 10b5-1 plans; or

•
any changes in the Company’s Articles of Association, as amended to date, or other governing instruments or other actions that could impede the acquisition of control of the Company.

Nothing in the Offer will preclude the Company from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although the Company may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, the Company may consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares or Shares represented by ADSs resulting from such potential future events.
3.
Procedures for Tendering Shares

Valid Tender.   For a stockholder to make a valid tender of Shares (including Shares represented by ADSs) under the Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, and prior to the Expiration Time:
•
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or an “agent’s message” (see “Book-Entry Transfer” below) and any other required documents; and

•
a book-entry confirmation of the delivery of tendered Shares (including Shares represented by ADSs) in accordance with the procedures for book-entry transfer described below (see “Book-Entry Transfer” below).

If a nominee holds your Shares or ADSs, it is likely they have an earlier deadline for you to act to instruct them to tender Shares or ADSs on your behalf. We urge you to contact your nominee to find out their applicable deadline.

The valid tender of Shares (including Shares represented by ADSs) by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares (including Shares represented by ADSs) in the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer,” which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares (including Shares represented by ADSs) are being tendered. To tender Shares (including Shares represented by ADSs) properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.
If you wish to maximize the likelihood that your Shares (including Shares represented by ADSs) will be purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Purchase Price, your Shares or Shares represented by ADSs will be deemed to have been tendered at $2.20 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Purchase Price and could result in the tendered Shares (including Shares represented by ADSs) being purchased at $2.20 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering stockholders wish to indicate a specific price (in increments of $0.10) at which their Shares are being tendered, they must check the appropriate box in the subsection entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares (including Shares represented by ADSs) will be purchased if they check a box other than the box representing the price at or below the Purchase Price.
Stockholders who desire to tender Shares or Shares represented by ADSs at more than one price must complete a separate Letter of Transmittal for each price at which Shares (including Shares represented by ADSs) are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. A stockholder tendering Shares (including Shares represented by ADSs) through DTC using DTC’s Automated Tender Offer Program (“ATOP”) who wishes to tender Shares or Shares represented by ADSs at more than one price must complete a separate ATOP transfer with respect to the Shares or Shares represented by ADSs to be tendered at each price. The same Shares cannot be tendered (unless previously withdrawn in accordance with the terms of the Offer) at more than one price. In order to withdraw tendered Shares (including Shares represented by ADSs), stockholders who tendered their Shares at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.
Stockholders holding their Shares (including Shares represented by ADSs) in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact such nominee in order to tender their Shares (including Shares represented by ADSs). It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Stockholders who hold Shares (including Shares represented by ADSs) through a nominee are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender Shares (including Shares represented by ADSs) through the nominees and not directly to the Depositary.
Odd Lot Holders must tender all of their Shares (including Shares represented by ADSs) and also complete the section captioned “Odd Lots” in the Letter of Transmittal, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Equity Plan; Stock Awards.   Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the requirements of the Equity Plans and your award agreement and tender the Shares (including Shares represented by ADSs) received pursuant to such exercise in accordance with the Offer. See the section titled “Valid Tender” above. Holders of vested but unexercised stock options should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by us described in Section 1 and other considerations you may consider to be relevant. Please be advised that it is the optionholder’s responsibility to tender Shares (including Shares represented by ADSs) in the Offer to the extent such holder wants to participate. If you elect to exercise vested options and tender Shares (including Shares represented by ADSs) issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide you with adequate time to validly tender the Shares in the Offer. Exercises of options cannot be revoked even if some or all of the Shares (including Shares represented by ADSs) received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. We encourage those holders to discuss the Offer with their broker and/or tax or financial advisor.
Restricted Stock Units.   Holders of RSUs under the RSU Plan may not tender the Shares (including Shares represented by ADSs) underlying such RSUs in the Offer unless and until such RSUs have vested and the holder thereof has received the underlying Shares (including Shares represented by ADSs) free of restrictions on the transfer of such Shares. Once Shares (including Shares represented by ADSs) underlying the RSUs have vested, and you have received the underlying Shares (including Shares represented by ADSs) free of restrictions on the transfer of such Shares, you may tender some or all of such Shares in the Offer, subject to the terms and conditions of the Offer.
Book-Entry Transfer.   We have been informed by the Bank of New York Mellon, the depositary of the ADS program, that none of the ADSs are certificated. For purposes of the Offer, the Depositary will establish an account for the Shares and ADSs at DTC within two business days after the date of this Offer to Purchase.
Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares or ADSs into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares or ADSs may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message and all other required documents, must in any case be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time.
The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares or ADSs through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery.   The method of delivery of Shares or ADSs, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering stockholder. Shares and ADSs will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Letters of Transmittal must be received in the office of the Depositary by the Expiration Time of 12:00 midnight, New York City time, at the end of the day on August 3, 2022. Delivery of these documents to the

Depositary’s P.O. Box on August 3, 2022 does not constitute receipt by the Depositary. Timeliness of receipt of all documents shall be determined by the Depositary in its sole discretion.
Signature Guarantees.   No signature guarantee will be required on a Letter of Transmittal for Shares if:
•
the “registered holder(s)” of those Shares or ADSs, as applicable, sign(s) the Letter of Transmittal and has not completed either the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
those Shares or ADSs are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares (including Shares represented by ADSs) will include any stockholder registered on the books of the Company’s transfer agent, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as we describe above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an “eligible institution.” If the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Shares or ADSs not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Shares or ADSs surrendered, then the Letter of Transmittal must be accompanied by appropriate stock powers, signed exactly as the name or names of the registered holders or owners are registered, with the signatures on the stock powers guaranteed as aforesaid.
In all cases, payment for Shares (including Shares represented by ADSs) tendered and accepted for payment in the Offer will be made only after timely confirmation of the book-entry transfer of the Shares and ADSs into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
Return of Unpurchased Shares.   The Depositary will return unpurchased Shares or ADSs promptly after the expiration of the Offer or the valid withdrawal of the Shares, as applicable, by crediting the Shares or ADSs to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, without expense to the stockholder.
Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares (including Shares represented by ADSs) for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares (including Shares represented by ADSs) for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares (including Shares represented by ADSs)made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in Shares or Equivalent Securities at least equal to the Shares (including Shares represented by ADSs) being tendered within the meaning of Rule 14e-4 and (b) such tender of Shares (including Shares represented by ADSs) complies with Rule 14e-4.
A tender of Shares (including Shares represented by ADSs) made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares(including Shares represented by ADSs) tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Shares or ADSs tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares to be accepted, the price to be paid for Shares and the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful, including, but not limited to, tenders from stockholders subject to Sanctions. We also reserve the right to waive, in our reasonable discretion, any conditions of the Offer prior to the Expiration Time with respect to all stockholders or any defect or irregularity in any tender with respect to any particular Shares (including Shares represented by ADSs) or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of Shares (including Shares represented by ADSs) will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. None of the Offeror, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction.
U.S. Federal Income Tax Backup Withholding; Information Reporting.   Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a stockholder in the Offer must be withheld and remitted to the Internal Revenue Service the (the “IRS”) unless the stockholder provides its taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent), and certifies under penalties of perjury that such number is correct, or such stockholder otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the stockholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Certain stockholders (including, among others, most corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Form W-8 (or a suitable substitute form), signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase.
In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt stockholders.

Stockholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.
Non-U.S. Holders are advised to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
For further discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.
4.
Withdrawal Rights

You may withdraw Shares (including Shares represented by ADSs) that you have previously tendered under the Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered Shares at any time after 12:00 midnight, New York City time, at the end of the day on August 3, 2022, unless such Shares have already been accepted for payment by the Offeror as provided in the Offer. Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.
For a withdrawal to be effective, a written notice of withdrawal must:
•
be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the Shares or ADSs to be withdrawn, the number of Shares or ADSs to be withdrawn and the name of the registered holder of the Shares or ADSs to be withdrawn, if different from the name of the person who tendered the Shares or ADSs.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares (including Shares represented by ADSs) in more than one group of Shares (including Shares represented by ADSs), the stockholder may withdraw Shares or ADSs using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
If Shares or ADSs have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares or ADSs and otherwise comply with the book-entry transfer facility’s procedures.
Withdrawals of tenders of Shares (including Shares represented by ADSs) may not be rescinded, and any Shares (including Shares represented by ADSs) withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares (including Shares represented by ADSs) may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares or ADSs by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Offeror, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of Shares (including Shares represented by ADSs) or are unable to purchase Shares (including Shares represented by ADSs) under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares or ADSs on our behalf, and such Shares or ADSs may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares (including Shares represented by ADSs) which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares or ADSs tendered promptly after termination or withdrawal of a tender offer.

5.
Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we (a) will determine the Purchase Price we will pay for Shares (including Shares represented by ADSs) validly tendered and not withdrawn, taking into account the number of Shares (including Shares represented by ADSs) so tendered and the prices specified by tendering stockholders, and (b) will accept for payment and pay for, and thereby purchase, Shares(including Shares represented by ADSs) having an aggregate purchase price of up to $25.0 million validly tendered at prices at or below the Purchase Price and not withdrawn.
For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares (including Shares represented by ADSs) that are validly tendered at or below the Purchase Price, and not withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares (including Shares represented by ADSs) for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all of the Shares (including Shares represented by ADSs) accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Shares (including Shares represented by ADSs) tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:
•
a timely book-entry confirmation of the deposit of Shares or ADSs into the Depositary’s account at the book-entry transfer facility;

•
a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•
any other required documents.

We will pay for Shares (including Shares represented by ADSs) purchased by depositing the aggregate purchase price for the Shares (including Shares represented by ADSs) with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. We will be deemed to have purchased Shares (including Shares represented by ADSs) under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the aggregate purchase price for the Shares (including Shares represented by ADSs).
In the event of proration, we will determine the proration factor and pay for those tendered Shares (including Shares represented by ADSs) accepted for payment promptly after the Expiration Time.
All Shares and ADSs tendered and not purchased, including Shares and ADSs not purchased due to proration or conditional tender, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares or ADSs, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the Purchase Price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares (including Shares represented by ADSs) pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares (including Shares represented by ADSs) purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares or ADSs are to be registered in the name of, any person other than the registered holder, or if tendered Shares or ADSs are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.
Any tendering stockholder that fails to complete fully, sign and return to the Depositary (or other applicable withholding agent) the IRS Form W-9 included as part of the Letter of Transmittal (or an IRS

Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8, if the tendering stockholder is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 24% of the gross proceeds paid to the stockholder paid pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the procedures for obtaining a refund from the IRS.
6.
Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, Shares (including Shares represented by ADSs) tendered pursuant to the Offer prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of Shares (including Shares represented by ADSs) to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have Shares (including Shares represented by ADSs) sold pursuant to the Offer treated as a sale or exchange of such Shares or ADSs by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Shares or ADSs subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares or ADSs tendered are purchased. Shares or ADSs underlying existing stock options may not be conditionally tendered without such stock options first being irrevocably exercised and the Shares or ADSs issued in respect thereof tendered in the Offer.
Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares or ADSs that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are advised to consult their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares or ADSs.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares or ADSs that must be purchased if any are to be purchased. After the Expiration Time, if, based on the Purchase Price determined in the Offer, more than $25.0 million of Shares(including Shares represented by ADSs) are validly tendered and not withdrawn, so that we must prorate our acceptance of and payment for tendered Shares (including Shares represented by ADSs), we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all Shares (including Shares represented by ADSs) validly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares (including Shares represented by ADSs) to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Time, unless chosen by lot for reinstatement as discussed in the next paragraph.
After giving effect to these withdrawals, we will accept the remaining Shares (including Shares represented by ADSs) validly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares (including Shares represented by ADSs) to be purchased to fall below an aggregate purchase price of $25.0 million then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $25.0 million of Shares (including Shares represented by ADSs). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares (including Shares represented by ADSs) to be purchased. To be eligible for purchase by random lot, stockholders whose Shares and ADSs are conditionally tendered must have tendered all of their Shares and ADSs.
7.
Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered. Our obligation to accept for payment and pay for your tendered Shares (including Shares represented by ADSs) depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, prior to the

Expiration Time. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares (including Shares represented by ADSs) tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares (including Shares represented by ADSs) tendered, subject to applicable law, if, at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events have occurred:
•
there has been instituted, threatened, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that, in our reasonable judgment, directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares (including Shares represented by ADSs) pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•
seeks to make the purchase of, or payment of, some or all of the Shares (including Shares represented by ADSs) pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares (including Shares represented by ADSs);

•
materially impairs the contemplated benefits of the Offer to us; or

•
could be expected to materially and adversely affect the Company’s or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in the Company’s reasonable judgment, be expected to materially and adversely affect the Company or the Company’s subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of the Company or its subsidiaries’ business, including, but not limited to, the following:

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or material escalation, on or after July 7, 2022, of war, armed hostilities or other international or national calamity, including, but not limited to, an escalation of hostilities between the Russian Federation and Ukraine any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after July 7, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the Offer) or an act of terrorism, directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
any decrease of more than 10% in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on July 7, 2022, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of the Company, the Company’s subsidiaries and its affiliates, or on the benefits we expect to receive from the Offer;

•
a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that, in our reasonable judgment, could have a material adverse effect on the Company’s or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or on the trading in the Shares (including the Shares represented by ADSs), or on the benefits we expect to receive from the Offer; or
•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
there has been any legislation amending the Code that has passed either the U.S. House of Representatives or the Senate or otherwise is pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that, in our reasonable judgment, could adversely affect the Company or any of the Company’s subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of the Company’s or its subsidiaries’ business;

•
a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of its subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or the Company has entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•
we learn that:

•
any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the Company’s outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 7, 2022);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 7, 2022 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of the Company’s outstanding Shares;

•
any new group has been formed that beneficially owns more than 5% of the Company’s outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any Shares, or has made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of its respective assets or securities;

•
any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares (including Shares represented by ADSs) thereunder;

•
could be expected to prohibit, restrict or delay consummation of the Offer; or

•
otherwise could be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of the Company or its subsidiaries;

•
any change or changes have occurred or are threatened in the Company or its subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects that, in our reasonable judgment, has or could be expected to have a material adverse effect on the Company or its subsidiaries, or on the benefits we expect to receive from the Offer; or

•
we shall have determined that the consummation of the Offer and the purchase of the Shares (including the Shares represented by ADSs) may cause the ADSs to be delisted from Nasdaq or the Shares or the ADSs to be eligible for deregistration under the Exchange Act or beneficially owned by fewer than 300 persons.

If any of the conditions referred to above is not satisfied, we may:
•
terminate the Offer and return all tendered Shares and ADSs to the tendering stockholders;

•
extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares and ADSs until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase Shares (including the Shares represented by ADSs) properly tendered and not properly withdrawn prior to the Expiration Time; or

•
delay acceptance for payment or payment for Shares (including the Shares represented by ADSs), subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares (including the Shares represented by ADSs) tendered promptly after termination or withdrawal of the Offer.

The conditions referred to above may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time, subject to applicable law. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.
8.
Price Range of the Shares; Dividends

The Shares are listed for trading on Nasdaq under the symbol “QIWI.” On February 28, 2022, trading in the Company’s ADSs on Nasdaq was halted and the last reported sale price of the Company’s ADSs on Nasdaq was $5.67 per Share. The Offeror has no indication that trading of the ADSs will resume on Nasdaq. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share represented by ADSs as reported on Nasdaq.
	High	Low
Fiscal Year 2020
First Quarter	$21.19	$8.62
Second Quarter	$18.10	$9.85
Third Quarter	$20.84	$15.48
Fourth Quarter	$17.52	$9.92
Fiscal Year 2021
First Quarter	$12.03	$9.69
Second Quarter	$11.37	$10.30
Third Quarter	$10.79	$7.96
Fourth Quarter	$9.75	$7.39
Fiscal Year 2022
First Quarter	$8.35	$5.67
Second Quarter	$5.67	$5.67
Third Quarter (through July 7, 2022)	$5.67	$5.67

The Company has a history of paying dividends on the holders of Shares (including Shares represented by ADSs). The following table sets forth, for prior three fiscal years, the dividend paid in cash on a per Share basis:
Payment Date	Cash Amount
12/14/2021	$0.30
09/15/2021	$0.30
06/30/2021	$0.22
05/05/2021	$0.31
12/09/2020	$0.34
09/30/2020	$0.33
06/10/2020	$0.14
04/15/2020	$0.22
12/09/2019	$0.28
09/05/2019	$0.28
06/04/2019	$0.28

9.
Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price for the Shares (including the Shares represented by ADSs) purchased in the Offer will be $25.0 million. We expect to fund the purchase of Shares (including the Shares represented by ADSs) in the Offer and to pay the fees and expenses in connection with the Offer with available cash.
10.
Certain Information Concerning QIWI PLC

QIWI PLC is leading provider of cutting-edge payment and financial services in Russia and the CIS. For over 20 years The Company have been at the forefront of fintech innovation to facilitate and secure digitalization of payments. QIWI’s mission is to connect its clients providing unique financial and technological solutions to make the impossible accessible and simple. QIWI offers a wide range of products through its main product families: QIWI payment and financial services ecosystem for merchants and B2C clients across various digital use cases, ROWI digital structured financial products for SME, Flocktory services in marketing automation and advertising technologies, Taxiaggregator SaaS platform for taxi companies and drivers, as well as several startup projects at various stages of development.
Availability of Reports and Other Information.   The Company is subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to the Company’s business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options granted to them, the principal holders of its securities and any material interest of these persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. We also have filed a Self-Tender Schedule TO with the SEC that includes additional information relating to the Offer.
The SEC maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Self-Tender Schedule TO and the documents incorporated therein by reference.
Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Purchase incorporates by reference the documents listed below (except as expressly noted below, this Offer to Purchase does not incorporate by reference any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. The following documents contain important information about us:

•
Annual Report on Form 20-F for the year ended December 31, 2021; and

•
Reports on Form 6-K filed on January 12, 2022, March 4, 2022, March 15, 2022, March 23, 2022, March 31, 2022, April 12, 2022, April 14, 2022, April 22, 2022, April 29, 2022, May 17, 2022 and May 23, 2022;

provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Offer to Purchase. Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this document from the Company or from the SEC’s website at the address set forth above. Documents incorporated by reference are available from the Company without charge, excluding any exhibits. You may request a copy of these filings by contacting the Company as set forth below. Please be sure to include your complete name and address in your request. You should direct requests for documents to:
QIWI PLC
Attention: Investor Relations
Kennedy 12, Kennedy Business Centre, 2nd floor
P.C. 1087, Nicosia, Cyprus
ir@qiwi.com
11.
Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of April 29, 2022, there were 52,299,453 Shares outstanding. We are offering to purchase up to $25.0 million in value of Shares. At the maximum Purchase Price of $2.70 per Share, we could purchase 9,259,259 Shares (including the Shares represented by the ADSs) if the Offer is fully subscribed (with the ability in accordance with the rules of the Securities and Exchange Commission (the “SEC”) to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares), which would represent approximately 17.7% of the Company’s issued and outstanding Shares as of April, 2022. At the minimum Purchase Price of $2.20 per Share, we could purchase 11,363,636 Shares (including the Shares represented by the ADSs) if the Offer is fully subscribed (with the ability in accordance with the rules of the SEC to increase the value of the Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares), which would represent approximately 21.7% of the Company’s issued and outstanding Shares as of April 29, 2022. The Shares outstanding as of April 29, 2022 do not include (i) Shares issuable upon exercise of existing stock options and settlement of existing RSUs or (ii) Shares that are reserved for future issuance under the Equity Plans.
As of April 29, 2022, the current directors and executive officers of the Company as a group (8 persons) beneficially owned an aggregate of 10,413,510 Class A ordinary shares and 181,638 Shares, collectively representing 66.7% of the total voting power of the Company’s outstanding capital stock. The Company’s directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. After termination of the Offer, the Company’s directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to stockholders in the Offer.
The following table sets forth information with respect to the beneficial ownership of the Company’s capital stock shares, as of April 29, 2022, by:
•
each of the Company’s directors and executive officers; and

•
each person known to us to own beneficially more than 5% of the Company’s ordinary shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that we believe the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.
The calculations in the table below are based on 10,413,522 class A ordinary shares and 52,299,453 Shares outstanding as of April 29, 2022, which comprise the Company’s entire issued and outstanding share capital as of that date. Class A ordinary shares have ten votes per share, and Class B shares have one vote per share.
Currently, none of the ordinary shares are held by U.S. holders. To our knowledge, as of April 29, 2022, a total of 51,979,248 Class B ordinary shares are held by one record holder in the United States, representing approximately 82.9% of the Company’s total outstanding shares and 33.2% of the total voting power of the Company’s outstanding shares. The holder is The Bank of New York Mellon, the depositary of the ADS program. None of the Company’s outstanding Class A ordinary shares are held by record holders in the United States. The number of beneficial owners of the ADSs in the United States is likely to be much larger than the number of record holders of the ordinary shares in the United States.
Directors and Executive Officers	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at a General Meeting
Sergey Solonin	10,413,510	—	99.9999%	—	66.6%
Marcus Rhodes	—	2,000	—	*	*
Alexey Marey	—	—	—	—	—
Alla Maslennikova	—	—	—	—	—
Tatiana Zharkova	—	—	—	—	—
Andrey Protopopov	—	143,700	—	*	*
Maria Shevchenko	—	—	—	—	—
Alexey Mashchenkov	—	35,938	—	*	*
All directors and executive officers as a group (8)	10,413,510	181,638	99.9%	*	66.7%
Principal Shareholders:
Sergey Solonin	10,413,510	—	99.9%	—	66.6%
Public Joint-Stock Company «Otkritie Bank Financial Corporation»(1)	—	21,426,733	—	41.0%	13.7%

*
Represents beneficial ownership of less than 1%.

(1)
Based solely on the Schedule 13-D filed by Public Joint-Stock Company «Otkritie Bank Financial Corporation» with the Securities and Exchange Commission on June 7, 2018.

Recent Securities Transactions
Based on records available to the Offeror, neither the Company nor any of its directors, executive officers, affiliates or subsidiaries have effected any transactions involving Shares during the 60 days prior to July 7, 2022.
12.
Effects of the Offer on the Market for Shares; Registration under the Exchange Act

Stockholders who choose not to tender their Shares or Shares represented by ADSs will continue to hold Shares or Shares represented by ADSs following the completion of Offer. The market for Shares and Shares represented by ADSs may see a reduction in trading volume, and thereby liquidity, with increased beneficial ownership of the Shares or the Shares represented by ADSs by Mr. Solonin for as long as he continues to hold the Shares or the Shares represented by ADSs for investment purposes. While Nasdaq halted trading of the ADSs on February 28, 2022 with a Halted Price of $5.67, the Offeror has no indication that trading will resume on Nasdaq. Assuming Nasdaq lifts the trading halt, the number of Shares represented by ADSs actively traded on Nasdaq will be reduced as a result of the Offer and such a reduction could negatively impact the trading price of ADSs. A reduction in trading volume on Nasdaq could make selling the ADSs more difficult.
The Shares and ADSs are registered under the Exchange Act, which requires, among other things, that the Company furnishes certain information to its stockholders and the SEC. We believe that our purchase of Shares (including the Shares represented by ADSs) under the Offer pursuant to the terms of the Offer will not result in the Shares and ADSs becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be beneficially owned by fewer 300 persons. See Section 7.
13.
Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by our acquisition of Shares (including the Shares represented by ADSs) as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares (including the Shares represented by ADSs) by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares (including the Shares represented by ADSs) tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.
14.
Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders and Non-U.S. Holders (each as defined below) of an exchange of Shares for cash pursuant to the Offer. The summary is based on the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, broker-dealers, insurance companies, cooperatives, certain former U.S. citizens or long-term residents, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons that acquired their Shares through the exercise of an employee stock option or otherwise as compensation (including upon conversion of vested RSUs), partnerships or other pass-through entities, or persons holding Shares through partnerships or other pass-through entities, or persons who hold Shares as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes). In addition, this discussion does not address the consequences of the alternative minimum tax, the Medicare tax on certain investment income, or any state, local or foreign tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. This summary assumes that stockholders hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.
As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect to be treated as a U.S.

person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of Shares for cash pursuant to the Offer.
Each stockholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the Offer.
Characterization of Sale of Shares Pursuant to the Offer.   The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).
The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in the Company if either (i) the U.S. Holder owns none of the Company’s Shares nor any other Company stock either actually or constructively immediately after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of the Company’s Shares nor any other Company stock immediately after the sale of Shares pursuant to the Offer and, with respect to Shares and any other Company stock constructively owned by the U.S. Holder immediately after the sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares and any other Company stock under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.
The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of the Company’s outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of the Company’s outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.
Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. Except as described above with respect to certain waivers, a U.S. Holder must take into account not only the Shares that are actually owned by the U.S. Holder but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as Shares the U.S. Holder has an option to purchase.
Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders are advised to consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.
U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of the Company’s outstanding Shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).
Sale or Exchange Treatment.   Subject to the PFIC rules described below, if any of the above three Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s tax basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder, reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.
Distribution Treatment.   If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without a reduction for the U.S. Holder’s tax basis of the Shares exchanged, and the tax basis of such exchanged Shares would be added to the tax basis of the U.S. Holder’s remaining Shares, if any. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders generally will be eligible for reduced rates of U.S. federal income taxation. The amount of any distribution in excess of the Company’s current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder’s tax basis in its Shares until reduced to zero, and then as capital gain from the sale or exchange of the Shares.
If a sale of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the disposition of their Shares.
We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.
Passive Foreign Investment Company Rules.   A non-U.S. corporation generally will be a PFIC, in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries in which it directly or indirectly own at least 25% pursuant to applicable “look-through” rules, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. According the Company’s Annual Report on Form 20-F for the annual period ending December 31, 2021, the Company maintains substantial amounts of cash and cash equivalents in order to comply with certain Russian banking regulations. Its cash and cash equivalents were not maintained in such a manner that they can be treated as active assets for purposes of the PFIC tests. As such, it is likely that they were classified as a PFIC for the taxable year ended December 31, 2021. Nevertheless, the Company believes that it is an active business and does not intend to take the position that it was a PFIC in 2021, though there is no certainty in this regard.
If the Company were classified as a PFIC for any taxable year during which U.S. holders hold Shares (or any other equity interest), U.S. holders would be subject to special, adverse rules unless they have made either a “QEF” election or a “mark-to-market” election with respect to their Shares. Absent such elections, U.S. holders’ gain from the sale or other disposition of Shares, and “excess distributions” would be ordinary income. Such income would be taxed as if the gain or excess distribution had been realized ratably over the U.S. holders’ holding period and would be increased by a special interest charge. An excess distribution generally would be any distribution to a U.S. holder with respect to Shares during a single taxable year that is greater than 125% of the average annual distributions received by such U.S. holder with respect to Shares, during the three preceding taxable years or, if shorter, during his or her holding period. If the consideration received by a U.S. holder pursuant to the Offer is treated to any U.S. holder as a distribution from the Company as described above under “Distribution Treatment,” such distribution may constitute an excess distribution for this purpose. Each U.S. holder is strongly advised to consult their own advisor as to the impact of the PFIC rules on the exchange of the Shares held by such holder pursuant to the Offer.
Tax Considerations for Holders of Common Stock that Do Not Tender any Shares in the Offering
The Offer will have no U.S. federal income tax consequences to the Company’s stockholders that do not tender any Shares in the Offer.
Backup Withholding
See Section 3 with respect to the application of U.S. federal backup withholding.
15.
Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares (including the Shares represented by ADSs) by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares (including the Shares represented by ADSs) not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares (including the Shares represented by ADSs) upon the occurrence of any of the conditions specified in Section 7 hereof prior to the Expiration Time by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares (including the Shares represented by ADSs) which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares (including the Shares represented by ADSs) tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including by changing the purchase price range or the aggregate purchase price limit. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the business day immediately following the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we (a) make any change to the Purchase Price range at which we are offering to purchase Shares in the Offer, (b) decrease the aggregate purchase price limit and thereby decrease the number of Shares purchasable in the Offer, or (c) increase the aggregate purchase price limit and thereby increase the number of Shares purchasable in the Offer by more than 2% of the Company’s outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten business day period.
16.
Fees and Expenses

We have retained Alliance Advisors, LLC to act as Information Agent and Pacific Stock Transfer Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.
17.
Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Self-Tender Schedule TO, which contains additional information with respect to the Offer. The Self-Tender Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us. In any jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer or regarding the price or prices at which you should tender your Shares. None of the Offeror, the Information Agent of the Depositary have authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary or the Information Agent.
July 7, 2022
The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder of the Company or their bank, broker, dealer, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Pacific Stock Transfer Company
Attn: Corporate Services Company
6725 Via Austi Parkway, Suite 300
Las Vegas, NV 89119
Phone: 800-785-7782
Email: info@pacificstocktransfer.com
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions and requests for assistance may be directed to the Information Agent at the telephone number and locations listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Alliance Advisors, LLC
200 Broadacres Drive
Bloomfield, New Jersey 07003
Call Toll-Free: 877-587-1963
Email: QIWI@allianceadvisors.com